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EXHIBIT 10.4

CONFIDENTIAL

                           AGREEMENT

     This Agreement ("Agreement") is made effective as of March 10, 1999 between Elite Logistics Services, Inc., of 1201 North Avenue
H, Freeport, Texas 77541-1938, and DATA TRACK 2000. com, Inc., 1060 Park Avenue, New York N. Y. 10129.

     In the Agreement, the party who is granting the right to sell its merchandise and services will be referred to as "ELSI and/or Seller", and the other party who is receiving the right to sell its merchandise and services will be referred to as "DT2000 and/or Purchaser".

     The parties agree as follows:

     I. RIGHTS TO SELL. ELSI owns the asset tracking system
("PageTrack(TM)") and has contracted with SkyTel Communications, Inc. for supporting the two way pager service requirements,

          a. The paging communications coverage area supporting the PageTrack(TM) systems will be the same two way paging communications coverage area as offered by SkyTel
     Communications, Inc.

          b. In accordance with this Agreement,, ELSI grants "DT2000" an exclusive right to sell PageTrack(TM) and its supporting services during the term of this Agreement with the following limitations to the market area. the states of New York, Pennsylvania, New Jersey, Connecticut, Rhode Island, Massachusetts, 'New Hampshire, Maine and Vermont. "DT2000" will have exclusive rights to sell PageTrack(TM) and its supporting services to all transportation markets. All Transportation Markets, is determined to include the tracking, command, and control of 'any privately owned, government or commercial operations vehicle. This includes the ability to disable, and enable vehicles if stolen as well as completing: other data transmissions, ELSI agrees not to enter into any agreement with any other individual or company to allow the see of the PageTrack(TM) system or its supporting services for use as defined in this agreement in market area defined above.

          c. ELSI agrees to offer new or improved products to DT2000 under the terms of this agreement. ELSI does not represent that we will continue to manufacture any particular item of Equipment indefinitely or for any specific period. In fact, we specifically reserve the right to remove, any product from the market, and or to cease manufacturing or supporting it. Any decision to discontinue the product will require

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     written notification six (6) months prior to the cancellation date and offer a "life time buy" in any requested volumes to be delivered prior to the cancellation date. ELSI also reserves the right to modify any of the specifications or characteristics of ELSI's products. We will use reasonable efforts to provide you with advance notification of modifications, updates, new releases, and improvements in functionality and performance.

          d. "DT2000" agrees to devote its best efforts to the sale of the PageTrack(TM) system; and supporting services but at a minimum these efforts should support the amounts identified in Exhibit "A."

          e. All sales prices and terms of the sale shall be determined by ELSI ELSI agrees to sell the PageTrack(TM) system to DT2000 at 5% above ELSI's manufacturing cost plus shipping and handling. Current estimated manufacturing cost for the PageTrack(TM) I and PageTrack(TM) II are outlined in Exhibit "B." ELSI and DT2000 shall be entitled to a reasonable profit but both shall acknowledge that the market prices of these types of products are being lowered as manufacturing costs decrease. Both parties agree to make every effort to keep the market price of said products at the lowest possible point yet at the same time permit reasonable profit to both companies. Both parties acknowledge that in order to remain competitive and keep an increased market share it will be necessary to maintain competitive prices. ELSI warrants that it will establish and maintain a uniform price point: with DT2000 and all other dealerships, distributorships or other distributors of any kind including ELSI, who distributes the PageTrack(TM) system, ELSI warrants that it will promptly correct any pricing anomalies or revoke the right of any such dealership or other distribution channel authorized by ELSI to distribute the PageTrack(TM) system which sells the PageTrack(TM) system under the agreed upon price point. The express purpose of this clause is to prevent either ELSI or any other distributor from "underselling" the other and thereby undermining the ability of the other dealer of the PageTrack(TM) and related systems to sell its product competitively

          f. ELSI agrees to refer all potential PageTrack(TM) system customer contacts, from the DT2000 service area as identified in this Agreement in Section I paragraph b., to DT2000 as soon as possible after receiving same.

     II. PROCEEDS OF SELLS. "DT2000" agrees to pay to ELSI the amounts within the installment terms as identified in the following:



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          a. "DT2000" will pay to ELSI an initial cost fee which
     shall be calculated as follows: $100,000.00 to be paid at the time of signing of the Agreement. These funds will be held in escrow by ELSI for a period of 14 days from the date of this agreement to allow DT2000 the opportunity to test the PageTrack(TM) system within the SkyTel Communications, Inc. two-way pager coverage, area within the state of New York to the satisfaction of DT2000.

          b. The intent of this Agreement is to offer DT2000 a low cost quality product based upon the amount of Equipment you purchase during the term of this agreement. This is contingent on DT2000 making an accurate forecast by quarter of anticipated purchases and making prompt payment for an shipments made. At the signing of this Agreement DT2000 will submit to ELSI a valid, good-faith forecast of the total unit volume of PageTrack(TM) systems DT2000 anticipate buying from ELSI during each three-month period of the term of this Agreement. That forecast will be summarized on Schedule "A" to this Agreement, If at the end of each three months of the term in Schedule "A", DT2000 has not purchased and taken delivery of the unit volume forecasted, then ELSI shall have the right to revise DT2000's discount distributors purchase price for PageTrack(TM) systems as identified in this Agreement. This adjustment will reflect the volume level which ELSI believes DT2000 can realistically achieve for the term of this Agreement. ELSI will notify DT2000 in writing of this adjustment, which shall become effective immediately and will then apply to all future orders as well as any order to be shipped more than 30 days after the dote of the adjustment (the Revised PageTrack(TM) Systems Cost). "DT2000" will assure that payment for all invoiced merchandise is received by ELSI within 30 days of invoice date.

          c. ELSI will pay to DT2000 an amount equal to 20% of the total Net Per Unit In Service Monthly or Annual Recurring Airtime Charger, received from PageTrack(TM) system service customers, which have acquired a service contract through
     DT2000. Net Per Unit In Service Monthly   or Annual Recurring
     Airtime Charges identified in the previous sentence is determined to be the monthly or annual recurring airtime charges minus a 10% administration cost. The amount determined in the previous sentence shall be paid to DT2000 in a single monthly payment within 30 days of the closing period for the previous month. With each net proceeds payment, ELSI will submit to DT2000 a written report that sets forth the calculation of the amount of the net proceeds payment.

     III. RECORDS. Each party shall have the right to inspect the other parties' records upon reasonable notice. Such inspection shall not be more than twice a year unless good cause is shown.


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     IV. TITLE TO DESIGN AND FIRMWARE. The "PageTrack(TM)" design and software (referred to as "firmware") shall remain the property of ELSI. Purchaser will not have the right to sell or make available to any other party the "PageTrack(TM)" design and/or firmware. Purchaser will not have the right to change or alter the "PageTrack(TM)" design and/or firmware without Prior written permission of ELSI Purchaser shall use the same degree of care, but no less than a reasonable degree of care, as the Seller uses to protect its own confidential information of a like nature. to prevent disclosure of information received hereunder to third parties. DT2000 acknowledges that ELSI owns all rights, title and interest in the Elite Logistics Services, Inc. name and logotype; ELSI is the owner of certain other trademarks and trade names which are used by each company in connection with certain product lines and DT2000 will not acquire any interest in any of these trademarks or trade names by virtue of this Agreement, DT2000 activities under it, or any relationship DT2000 may have with ELSI. During the terms of this Agreement DT2000 may indicate to the public and the trade that DT2000 sells equipment from Elite Logistics Services, Inc. that is manufactured utilizing OEM equipment from Motorola. With ELSI's prior written approval, you may also use the Elite Logistics Services, Inc. trademarks and trade names to promote and solicit sales of the equipment if DT2000 strictly comply with ELSI instructions regarding that use. But you will not adopt or use those trademarks or trade names-or any confusingly similar word or symbol-as part of DT2000's company name or (to the extent, that DT2000 has power to prevent such use) allow others to use such names or marks.

     V. PAYROLL TAXES. Purchaser shall be exclusively liable for, and shall indemnify ELSI against such liability for, a employee payroll taxes and insurance arising out of wages payable to persons employed by Purchaser in connection with the performance of this Agreement.
     VI. DEFAULTS. If "DT2000" fails to abide by the obligations of this Agreement, including the obligation to remit payment to ELSI when due, ELSI shall have the option to cancel this Agreement by providing thirty days written notice to "DT2000" "DT2000" shall have the option of preventing the termination of this Agreement by taking corrective action that cures the default, if such corrective action is taken prior to the end of the time period stated in the previous sentence, and if there are no other defaults during such time period. In the case that "DT2000" is in default of the Agreement, "DT2000" will return to ELSI all copies of the PageTrack design and firmware in "DT2000" possession and account for all copies of the PageTrack design and firmware that has been furnished to "DT2000" by ELSI under the Agreement, "DT2000" will be required to pay all outstanding dollar amounts owed to ELSI at such time that this agreement is terminated due to default. ELSI will be required to pay all outstanding dollar amounts less all outstanding balances owed to ELSI by DT2000 then ELSI will pay balance owed to DT2000 at such time that this agreement is terminated due to default,

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     VII. ARBITRATION. All disputes under this Agreement that
cannot be resolved by the parties of the Agreement shall be submitted to arbitration under the rules and regulations of the American Arbitration Association. Either party may invoke this paragraph after providing 30 days' written notice to the other party. All costs of arbitration shall be divided equally between the parties. Any award may be enforced by a court of law.

     VIII. WARRANTIES. Neither party makes any warranties with respect to the use, sell or other transfer of the PageTrack(TM) system by the other party or by any third party. In no event will ELSI or DT2000 be liable for direct, indirect, special, incidental, or consequential damages, that are in any way related to the PageTrack(TM) design or firmware. ELSI warrants that PageTrack(TM) systems have been fully tested and meet all federal and state requirements and criteria. ELSI warrants that the PageTrack(TM) systems have been tested and certified to function as advertised. ELSI will warrant the PageTrack(TM) product for 1 year including parts and labor.

     IX. TRANSFER OF RIGHTS. This Agreement shall be binding on any successors of the parties- Neither party shall have the right to assign its interests in this Agreement to any other party, unless the prior written consent of the other party is obtained. Should ELSI or DT2000 decide to sell a majority share of its corporation then the other party shall have the right of first refusal and shall have a reasonable opportunity to purchase said shares from the selling corporation.

     X. SUPPORT SERVICES, PARTS AND DOCUMENTATION. From time to time at DT2000 request, ELSI will assist you in training DT2000 employees in the use, operation, sale, service and support of the PageTrack(TM) system. But those services are subject to their availability at the time, and DT2000 will pay to ELSI, the standard charges for those services and reimburse reasonable travel expenses for ELSI employees where applicable, At DT2000's request and subject to the availability of parts, ELSI will repair out-of-warranty PageTrack(TM) system at ELSI's standard cost for such services.

     XI. TAXES AND OTHER ADDITIONAL CHARGES. DT2000 will pay all sales, use, excise taxes on the PageTrack(TM) systems and services (except those on our net income or net worth) unless DT2000 furnishes ELSI with a valid resale or exemption certificate.

     XII. TERMINATION. This Agreement may be terminated, for good cause, by either party by providing thirty days' written notice to the other party by certified mail return receipt requested.





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     XIII. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement, whether oral or written, This Agreement supersedes any prior written or oral agreements between the parties,

     XIV. AMENDMENT. The Agreement or any part of the Agreement may be extended, modified or amended, if the amendment is made in writing and is signed by both parties.

     XV. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

     XVI. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that pasty's fight to subsequently enforce and compel strict compliance with every provision of this Agreement.

     XVII. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Texas.

Seller:
Joseph D. Smith

By:  /s/ Joseph D. Smith
     President

Purchaser:
James T. Moriarty

By:  /s/ James T. Moriarty
     President















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ELITE LOGISTICS SERVICES. INC.
1201 North Avenue H
FREEPORT, TEXAS 77541-1938

January 10, 2000


                AMENDMENT/EXTENSION OF AGREEMENT

     Whereas a sales authorization Agreement ("Agreement") dated 02/27/99 currently exists between Elite Logistics Services, Inc, of 1201 North Avenue H., Freeport, Texas 77541-1938 ("ELSI and/or Seller') and DATA TRACK 2000, LLC of 1060 Park Ave., New York, N.
Y. 10128 ("DT2000 and/or Purchaser') and

     Whereas said Agreement is dated February 27, 1999 and is to be in effect for an unspecified period of time so long as both Seller and Purchaser meet the criteria identified in the Agreement.

     Due to circumstances beyond the control of either ELSI or DT2000, Purchaser has not been capable of meeting the minimum sales amounts as identified and agreed to in Appendix A to the Agreement and

     Whereas ELSI. after review of DT2000's marketing plan and current establishment of a satisfactory sells and distribution channel, agrees to amend and extend the Agreement with the following stipulations:

     In accordance with the Agreement, at the signing of this Amendment/Extension, DT2000 will submit to ELSI a valid, good-faith by month forecast of the volume of product that DT2000 anticipates purchasing from ELSI over the next 12 months starting February 2000 through January 2001. This forecast will be attached to the Agreement as Appendix A.

     At the signing of this Amendment/Extension DT2000 will submit to ELSI valid purchase orders for the first three months of forecasted product requirements identified in the 12 month forecast identified in this Amendment/Extension to. be attached to the Agreement as Appendix A.

     ELSI and DT2000 agree that, subject to the satisfactory completion of the requirements outlined in this Amendment/Extension, the Agreement shall continue in effect as written and previously agreed to by ELSI and DT2000.

     ELSI and DT2000 hereby agree that the Agreement shall remain in effect as written and agreed to by ELSI and DT2000 unless said Agreement is in conflict with this Amendment/Extension in which case this Amendment/Extension of the Agreement shall control.


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Seller:                                 Purchaser
Elite Logistics Services, Inc.          DATA TRACK 2000

BY:  /s/ Joseph D. Smith                BY: /s/ James T. Moriaty
     President                          President